EXHIBIT 99.1

Lifeway Foods Enters Agreement With Target Corporation

Tuesday May 24, 9:20 am ET

MORTON GROVE, Ill., May 24 /PRNewswire-FirstCall/ -- Lifeway Foods, Inc. (Nasdaq: LWAY - News), the nation's leading Kefir Company, formalized an agreement with Target Corporation to provide four flavors of LowFat Kefir -- Strawberry, Banana Strawberry, Raspberry, and Cherry in select Target stores.

“We're thrilled that Target will expand the availability of Lifeway's award-winning LowFat Kefir to even more customers," said Julie Smolyansky, Lifeway Foods' president.

The first shipment of Kefir took place this week. This coincides perfectly with Lifeway's new national print campaign. LowFat Kefir ads are featured in the May issue of "Health Magazine" and June issue of "Vegetarian Times" with more placements to come through the end of the year and in 2006. Lifeway Kefir was also mentioned in Newsweek on May 16 as a probiotic food that is catching on.

Lifeway, named as Forbes' 38th best small business and Fortune Small Business' 47th Fastest Growing Small Business, is America's leading supplier of the cultured dairy product known as kefir. Kefir is a milk-based beverage that contains ten types of "friendly," active probiotic cultures. While normal yogurt only contains two or three of these cultures, Lifeway kefir products offer more nutritional benefits. Lifeway offers 12 different flavors of its Kefir beverage, Organic Kefir and SoyTreat (a soy based kefir). Lifeway also produces a line of products marketed in US Hispanic communities, called La Fruta Drinkable Yogurt (yogurt drinks distinct from kefir). In addition to its line of Kefir products, the company also produces a variety of cheese products.

For more information, contact Lifeway Foods, Inc. at (847) 967-1010 or e-mail at info@lifeway.net and visit http://www.lifeway.net .